As filed with the Securities and Exchange Commission on June 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MADRIGAL PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3508648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, Pennsylvania 19428

(Address of Principal Executive Offices; Zip Code)

MADRIGAL PHARMACEUTICALS, INC. AMENDED 2015 STOCK PLAN

(as Amended and Restated June 17, 2021)

(Full Title of the Plan)

Brian J. Lynch

Senior Vice President and

General Counsel

Madrigal Pharmaceuticals, Inc.

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, Pennsylvania 19428

(267) 824-2827

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated file	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,200,000 (1)	$100.95 (2)	$121,140,000 (2)	$13,217 (2)

(1)

Consists of shares of common stock, par value $0.0001 per share (“Common Stock”), of Madrigal Pharmaceuticals, Inc. (the “Registrant”), which may be sold upon the exercise of options or the issuance of stock or equity-based awards which may hereafter be granted under the Madrigal Pharmaceuticals, Inc. Amended 2015 Stock Plan, as amended and restated June 17, 2021 (the “2015 Plan”). The maximum number of shares which may be sold upon the exercise of options or the issuance of stock or equity-based awards granted under the 2015 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2015 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable upon the operation of any such anti-dilution and other provisions of the 2015 Plan.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act based on the average of the high and low sale prices per share of Common Stock on The NASDAQ Global Select Market as of June 28, 2021.

Preliminary Note: At the June 17, 2021 Annual Meeting of Stockholders, the stockholders of Madrigal Pharmaceuticals, Inc. approved a proposal to amend and restate the Madrigal Pharmaceuticals, Inc. Amended 2015 Stock Plan (the “Plan”) to, among other things, increase by 1,200,000 the number of shares available for issuance under the Plan. This Form S-8 filing is being made to register such 1,200,000 additional Plan shares.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E.

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 1,200,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Madrigal Pharmaceuticals, Inc. (the “Registrant”) reserved under the Madrigal Pharmaceuticals, Inc. Amended 2015 Stock Plan, as amended and restated June 17, 2021 (the “2015 Plan”). On April 30, 2021, the Registrant filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the 2015 Plan by 1,200,000 shares of Common Stock. The proposal to increase the number of shares available for issuance under the 2015 Plan was approved by the Company’s stockholders on June 17, 2021. This Registration Statement registers additional securities of the same class as other securities of the Registrant for which the registration statements filed on Form S-8 relating to the 2015 Plan (File Nos.  333-206128, 333-212615, 333-224503 and 333-249866) of the Registrant are effective. The information contained in the Registrant’s registration statements on Form S-8 relating to the 2015 Plan (File Nos. 333-206128, 333-212615, 333-224503 and 333-249866) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC, are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•

our  Annual Report on Form 10-K  for the fiscal year ended December 31, 2020, as filed with the SEC on February 25, 2021, including the information specifically incorporated therein by reference from our  Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 30, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, as filed with the SEC on May 6, 2021;

•	our Current Reports on Form 8-K, as filed with the SEC on May 18, 2021, June 1, 2021 and June 21, 2021; and

•

the description of our common stock contained in our Registration Statement on  Form 8-A filed with the SEC on January 26, 2007, including any amendment thereto or report filed for the purpose of updating such description, including but not limited to the description of our common stock contained in Exhibit 4.1 of our Registration Statement on Form S-3ASR filed with the SEC on June 1, 2021.

All documents that the Registrant subsequently files under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The exhibits listed on the Exhibit Index immediately preceding such exhibits are filed as part of this Registration Statement, and the contents of the Exhibit Index are incorporated herein by reference.

EXHIBIT INDEX

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	SEC File / Registration Number	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant.		10-K	001-33277	3.1	03/31/17

4.2	Bylaws of the Registrant, as amended April 13, 2016.		DEFA14A; 8-K	001-33277	3.1	04/14/16

4.3	Specimen Common Stock Certificate.		Form S-3	333-256666	4.5	06/01/21

5.1	Opinion of Hogan Lovells US, LLP, as to the legality of shares being registered.	X

23.1	Consent of Hogan Lovells US, LLP (included in opinion of counsel filed as Exhibit 5.1).	X

23.2	Consent of PricewaterhouseCoopers LLP.	X

24	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).	X

99.1	Amended 2015 Stock Plan.		DEF 14A	001-33277	Annex A	04/30/21

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Conshohocken, Pennsylvania, on June 29, 2021.

MADRIGAL PHARMACEUTICALS, INC.

By:	/s/ PAUL A. FRIEDMAN, M.D.
Paul A. Friedman, M.D.
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Paul A. Friedman, M.D., Brian J. Lynch and Alex G. Howarth, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Madrigal Pharmaceuticals, Inc. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL A. FRIEDMAN, M.D.	Chief Executive Officer and Chairman of the	June 29, 2021
Paul A. Friedman, M.D.	Board (Principal Executive Officer)

/s/ ALEX G. HOWARTH	Chief Financial Officer	June 29, 2021
Alex G. Howarth	(Principal Financial and Accounting Officer)

/s/ KENNETH M. BATE	Director	June 29, 2021
Kenneth M. Bate

/s/ JAMES M. DALY	Director	June 29, 2021
James M. Daly

/s/ FRED B. CRAVES, PH.D.	Director	June 29, 2021
Fred B. Craves, Ph.D.

/s/ KEITH R. GOLLUST	Director	June 29, 2021
Keith R. Gollust

/s/ RICHARD S. LEVY, M.D.	Director	June 29, 2021
Richard S. Levy, M.D.

/s/ DAVID MILLIGAN, PH.D.	Director	June 29, 2021
David Milligan, Ph.D.

/s/ REBECCA TAUB, M.D.	President, Research & Development,	June 29, 2021
Rebecca Taub, M.D.	Chief Medical Officer, and Director